Exhibit 8.1

List of Subsidiaries
(As of April 26, 2013)

	Subsidiaries	Place of Incorporation	Percentage of Ownership

1.	ReneSola Zhejiang Ltd., formerly known as Zhejiang Yuhui Solar Energy Source Co., Ltd.	People’s Republic of China (“PRC”)	100%
2.	ReneSola America Inc.	United States of America	100%
3.	ReneSola Singapore Pte Ltd.	Singapore	100%
4.	Sichuan ReneSola Silicon Material Co., Ltd.	PRC	100%
5.	ReneSola Jiangsu Ltd, formerly known as Wuxi Jiacheng Solar Energy Technology Co., Ltd.	PRC	100%
6.	Zhejiang ReneSola Photovoltaic Materials Co., Ltd.	PRC	100%
7.	Sichuan Ruiyu Photovoltaic Materials Co., Ltd.	PRC	100%
8.	Sichuan Ruixin Photovoltaic Materials Co., Ltd.	PRC	100%
9.	ReneSola Zhejiang Energy-Saving Technology Co., Ltd., formerly known as Zhejiang Sciborn New Material Technology Co., Ltd	PRC	100%
10.	Sichuan SiLiDe Composite Materials Co., Ltd.	PRC	100%
11.	Qinghai Yuhui New Energy Co., Ltd.	PRC	100%
12.	ReneSola Deutschland GmbH	Germany	100%
13.	Sichuan OuRuida Science Park Co., Ltd.	PRC	100%
14.	Zhejiang Ruiyi New Material Technology Co., Ltd.	PRC	90%
15.	Zhejiang Ruixu Investment Co. Ltd.	PRC	100%
16.	Ningde Hengyang New Energy Development Co., Ltd.	PRC	60%
17.	Beijing Xuyuan Solar Energy Technology Co. , Ltd.	PRC	100%
18.	ReneSola New Energy S.A.R.L	Luxemburg	100%
19.	Nove Eco Energy Eood	Bulgaria	100%
20.	MG Solar Systems Eood	Bulgaria	100%
21.	ReneSola Zhejiang Carbon Fiber Material Co., Ltd.	PRC	92%
22.	Tekesi Yuhui Solar Energy Development Co., Ltd.	PRC	100%
23.	ReneSola Zhejiang Solar New Energy Academe	PRC	100%
24.	ReneSola Australia Pty Ltd.	Australia	100%
25.	ReneSola Japan Ltd.	Japan	100%
26.	Suibin Yuhui Solar Energy Power Co., Ltd.	PRC	100%
27.	Renesola Keping Co., Ltd	PRC	98.56%
28.	Lucas Est S.R.L.	Romania	100%
29.	Ecosfer Energy S.R. L.	Romania	100%
30.	Renesola India Private Limited	India	100%
31.	Lucas Est Korea Co., Ltd.	Korea	100%
32.	Ecosfer Energy Korea Co., Ltd.	Korea	100%